                                                                      EXHIBIT 4

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

     As of April 15, 1997, 5,696,310 shares of Common Stock were outstanding and held of record by ten persons. Upon completion of the Offering, 8,140,754 shares of Common Stock will be outstanding, excluding 918,878 shares of Common Stock issuable upon exercise of options to be granted under the 1997 Stock Option Plan concurrently with the Offering and 198,397 shares of Common Stock issuable upon exercise of the Warrants.

     The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of holders of Common Stock. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of Common Stock outstanding are able to elect all the directors and the holders of the remaining shares are not able to elect any directors. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The Company has never paid cash dividends on its Common Stock. The shares of Common Stock have no preemptive rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of Preferred Stock. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that the Board of Directors may designate. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company. As of April 15, 1997, the Company's outstanding Preferred Stock consisted of 56,718 shares of Series A Preferred Stock and 43,691 shares of Series B Preferred Stock.

SERIES A PREFERRED STOCK

     As of April 15, 1997, the Company had issued and outstanding 56,718 shares of Series A Preferred Stock. These shares will remain outstanding after the Offering. The following description is a summary of the Certificate of Designation for the Series A Preferred Stock, and is qualified in its entirety by reference to that document.

     Dividends. The Series A Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to the Common Stock, on parity with the Series B Preferred Stock and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with, as the case may be, Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to receive non-cumulative annual cash dividends of $1.86 per share payable annually when declared by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding will be entitled to receive an amount of cash per share equal to $46.54607 before any distribution is made on the Common Stock. As long as any shares of Series A Preferred Stock are outstanding, the Company may not pay, declare or set apart a dividend or distribution on the Common Stock (other than stock dividends or distributions payable in Common Stock).

     Redemption. The Series A Preferred Stock is mandatorily redeemable by the Company on December 31, 2001 (subject to conversion rights at any time on or prior to November 30, 2001) at a redemption price of $46.54607 per share.

     Conversion. The Series A Preferred Stock is convertible, at the option of the holder thereof, at any time into Common Stock at a conversion rate of 5.47 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment for stock dividends, stock splits and combinations.

     Voting Rights. The shares of Series A Preferred Stock have general voting rights on all issues submitted to the stockholders. Each share of Series A Preferred Stock entitles the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible.

     Registration Rights. Until the earlier of December 31, 2001 or, as to any holder of Series A Preferred Stock, (a) the date such holder owns less than the equivalent of 5,000 shares of fully diluted Common Stock, or (b) the date on which such holder is able to dispose of all shares of Common Stock issuable upon conversion of the Series A Preferred Stock under Rule 144, the holders of Series A Preferred Stock have piggyback registration rights with respect to any offering by the Company or a stockholder of the Company of Common Stock to the public for cash except for (i) offerings of shares issuable by the Company upon the exercise of employee or director stock options, or (ii) offerings of shares issued in mergers wherein the Company is the surviving corporation. The Company is required to give holders of Series A Preferred Stock at least 30 days prior written notice of the filing of any registration statement, specifying the estimated price range of the offering covered thereby. The holders of the Series A Preferred Stock have waived their registration rights with respect to the Offering.

SERIES B PREFERRED STOCK

     As of April 15, 1997, the Company had issued and outstanding 43,691 shares of Series B Preferred Stock. These shares will remain outstanding after the Offering. The following description is a summary of the Certificate of Designation for the Series B Convertible Preferred Stock, and is qualified in its entirety by reference to that document.

     Dividends. The Series B Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to the Common Stock, on parity with the Series A Preferred Stock and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with, as the case may be, the Series B Preferred Stock. Holders of Series B Preferred Stock are entitled to receive cumulative annual cash dividends ranging from $1.14 to $2.29 per share, depending upon the number of shares of Series B Preferred Stock which have then been released from escrow pursuant to an escrow agreement between the Company and Valerie A. Hayes (the "Escrow"). 21,845 shares of the Series B Preferred Stock issued to Valerie A. Hayes are held pursuant to the Escrow and will be released therefrom pursuant to certain earnout provisions contained in the Escrow Agreement. The earnout covers an aggregate period of approximately 39 months (with the first earnings period being approximately 15 months and the two succeeding earnings periods being 12 months each) and provides that approximately 7,281 shares of such Series B Preferred Stock are to be released from the Escrow per earnings period if the Corporate Capital Leasing division of the Company meets or exceeds an income amount determined pursuant to a formula. If the Corporate Capital Leasing division of the Company does not meet or exceed the required income amount in any earnings period, then approximately 7,281 shares of such Series B Preferred Stock are required to be cancelled. As of April 15, 1997, no shares of Series B Preferred Stock had been released from the Escrow and the dividend rate in effect for the Series B Preferred Stock was $1.14. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, except a Redemption Acceleration Event (as defined below), the holders of Series B Preferred Stock then outstanding will be entitled to receive an amount of cash per share ranging from $28.61 to $57.22, depending upon the number of shares of Series B Preferred Stock which have then been released from the Escrow, before any distribution is made on the Common Stock. As of April 15, 1997, the dissolution rate in effect for the Series B Preferred Stock was $28.61. As long as dividends on the Series B Preferred Stock are in arrears or the Company shall be obligated to, and shall have failed to redeem, any shares of Series B Preferred Stock which are mandatorily redeemable or optionally redeemable following a Redemption Acceleration Event, the Company may not pay or declare a dividend on the Common Stock (other than distributions payable in Common Stock).

     Redemption. The Series B Preferred Stock is mandatorily redeemable by the Company on December 31, 2001 (subject to conversion rights at any time on or prior to November 30, 2001) at a redemption price ranging from $28.61 to $57.22 per share, depending upon the number of shares of Series B Preferred Stock which have then been released from the Escrow (the "Redemption Price"). As of April 15, 1997, the Redemption Price in effect for the Series B Preferred Stock was $28.61. In addition, if the Company files for bankruptcy, a bankruptcy petition is filed against the Company, the Company institutes insolvency proceedings, fails to renew or extend the Letter of Credit described in the Agreement and Plan of Reorganization dated as of October 15, 1996 between Valerie A. Hayes, CCL, the Company and First Sierra Pennsylvania, Inc. (the "Reorganization Agreement"), or fails to pay any dividends on the Series B Preferred Stock when required pursuant to the Reorganization Agreement (each, a "Redemption Acceleration Event"), then each holder of Series B Preferred Stock may, at such holder's option, require the Company to redeem all of the shares of Series B Preferred Stock held by such holder at the Redemption Price then in effect.

     Conversion. The Series B Preferred Stock is convertible at any time, at the option of the holder thereof, into Common Stock at a conversion rate of 5.47 shares of Common Stock for each share of Series B Preferred Stock. In addition, shares of Series B Preferred Stock will be automatically converted by the Company into shares of Common Stock at a conversion rate of 5.47 shares of Common Stock for each share of Series B Preferred Stock if the Common Stock trades at or above $12.33 per share (subject to adjustment for stock dividends, subdivisions or split-ups, and reverse stock splits) for twenty consecutive trading days and there is then in effect a registration statement and prospectus covering the resale of the shares of Common Stock into which such shares of Series B Preferred Stock are convertible.

     Voting Rights. The shares of Series B Preferred Stock have general voting rights on all issues submitted to stockholders. Each share of Series B Preferred Stock entitles the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible.

     Registration Rights. Unless waived by written consent, the holders of Series B Preferred Stock have piggyback registration rights on any offering by the Company or by a stockholder of the Company of Common Stock to the public for cash except for (i) offerings of shares issuable by the Company upon the exercise of employee or director stock options, or (ii) offerings of shares issued in mergers wherein the Company is the surviving corporation. The Company is required to give holders of Series B Preferred Stock at least 15 days prior written notice of the filing of a registration statement, specifying the estimated price range of the offering covered thereby. The holders of the Series B Preferred Stock have waived their piggyback registration rights with respect to the Offering. In addition, during the period beginning on the 12-month anniversary of the completion of the Offering and ending 48 months thereafter, the holders of Series B Preferred Stock can demand, on one occasion, registration of the shares of Common Stock which are issuable upon conversion of their shares of Series B Preferred Stock, provided that the number of shares proposed to be sold shall be at least equal to 25% of the aggregate number of shares of Common Stock issuable upon conversion of all of the then outstanding shares of Series B Preferred Stock. If a demand is made pursuant to the previous sentence, then the Company is required to prepare and file a continuous or "shelf" registration statement pursuant to Rule 415 under the Securities Act respecting the sale from time to time of all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock then outstanding.

WARRANTS

     In connection with the First Union Credit Facility, First Union National Bank of North Carolina was granted warrants (the "Warrants") to purchase 198,397 shares of the Company's Common Stock at an exercise price of $.0018 per share. The Warrants are currently exercisable and have an expiration date of May 8, 2005. To date, none of the Warrants have been exercised. Pursuant to the warrant agreement, holders of a majority of the shares of Common Stock to be acquired upon exercise of the Warrants have the right on one occasion to demand registration of their registrable securities as well as certain piggyback registration rights. Such registration rights terminate to the extent such holders are able to sell the shares of Common Stock issuable upon exercise of the Warrants under Rule 144(k) (or any successor provision). The holder of the Warrants has waived its registration rights with respect to the registration statement filed by the Company with respect to the Offering.

     The Company has the option to purchase the Warrants at Fair Market Value (as defined in the Warrant Agreement) on May 8, 2001 or upon the occurrence of certain events, including an event of default under the First Union Credit Facility.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Upon completion of the Offering, the Company's Board of Directors will be divided into three classes. The directors of each class will be elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause upon the vote of at least 80% of the then outstanding shares of capital stock entitled to vote upon the election of directors ("Voting Stock"). In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

     The Charter provides that special meetings of holders of Common Stock may be called only by the Company's Board of Directors and that only business proposed by the Board of Directors may be considered at special meetings of holders of Common Stock.

     The Charter provides that the only business (including election of directors) that may be considered at an annual meeting of holders of Common Stock, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by holders of Common Stock who comply with the notice and disclosure requirements set forth in the Charter. In general, the Charter requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of holders of Common Stock (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to holders of Common Stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholder's interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy statements. The stockholder also must submit a notarized letter from each of the stockholder's nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as director if elected.

     The Charter provides that the affirmative vote of at least two-thirds of the Voting Stock shall be required to approve any of the following proposed transactions: (i) a merger or consolidation in which the Company shall not be the surviving entity or shall survive only as a subsidiary of an entity; (ii) a sale, lease or exchange or an agreement to sell, lease or exchange all or substantially all of the assets of the Company to any other person or entity; or
(iii) the dissolution or liquidation of the Company.

     The Charter authorizes the Board of Directors, without any action by the stockholders of the Company, to issue up to 1,000,000 shares of Preferred Stock, in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. Because the terms of the preferred stock may be fixed by the Board of Directors without stockholder action, the preferred stock could be issued quickly with terms designed to make more difficult a proposed takeover of the Company or the removal of its management, thus affecting the market price of the Common Stock and preventing stockholders from obtaining any premium offered by the potential buyer. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a greater percentage. The Charter provides that approval by the holders of at least 80% of the Voting Stock is required to amend the provisions of the Charter previously discussed and certain other provisions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.